SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211
(303) 480-5037 FAX (303) 379-5394

July 11, 2007

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N. W.
Washington D.C. 20549

Re: Jingwei International Ltd. (formerly Neoview Holdings, Inc.)

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to review the financial statements of Neoview Holdings, Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Jingwei International Ltd.'s statements included under Item 4 of its Form 8-K dated July 12, 2007, and we agree with such statements as they relate to us, except that we are not in a position to agree or disagree with Jingwei International Ltd.'s statement that our termination as the Company's principal accountants was approved by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Schumacher + Associates, Inc
Schumacher & Associates, Inc.